AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998
                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                               HEICO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

                   FLORIDA                        65-0341002
           (STATE OR OTHER JURISDICTION        (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)     IDENTIFICATION NO.)


                                                                                           THOMAS S. IRWIN
                                                                                     EXECUTIVE VICE PRESIDENT AND
                                                                                       CHIEF FINANCIAL OFFICER
                              3000 TAFT STREET                                             3000 TAFT STREET
                         HOLLYWOOD, FLORIDA 33021                                      HOLLYWOOD, FLORIDA 33021
                               (954) 987-6101                                               (954) 987-6101
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                         COPIES OF COMMUNICATIONS TO:

                             BRUCE MACDONOUGH, ESQ.
                           GREENBERG TRAURIG HOFFMAN
                         LIPOFF ROSEN & QUENTEL, P.A.
                             1221 BRICKELL AVENUE
                             MIAMI, FLORIDA 33131
                                (305) 579-0500
                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                          PROPOSED MAXIMUM
                                                             AGGREGATE       PROPOSED MAXIMUM
             TITLE OF SHARES               AMOUNT TO BE    OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
             TO BE REGISTERED               REGISTERED      PER SHARE(1)         PRICE(1)        REGISTRATION FEE
Common Stock, $.01 par value per share ..    218,590          $ 41.25           $9,016,838            $2,733

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the reported high and low sales prices for the Common Stock on the American Stock Exchange on March 19, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                218,590 SHARES

                               [GRAPHIC OMITTED]


                                  COMMON STOCK

                               ----------------
     This Prospectus relates to the proposed sale from time to time of up to an aggregate of 218,590 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of HEICO Corporation, a Florida corporation (the "Company" or "HEICO"), in the amount and in the manner and on terms and conditions described herein, by certain shareholders of the Company (the "Selling Shareholders"). The Selling Shareholders are former shareholders of Northwings Accessories Corporation, a Florida corporation ("Northwings"), which the Company acquired in September 1997. The Company is required to register this offering of the Shares pursuant to registration rights granted in connection with the acquisition. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares and will bear all of the expenses of registering this offering of the Shares.


     The Selling Shareholders have indicated to the Company that they presently intend to retain ownership of a substantial portion of the Shares. However, the Selling Shareholders may sell all or any portion of the Shares in one or more transactions (which may include "block" transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of Shares for whom they may act as agent or to whom they may sell as principals, or both. See "Plan of Distribution" and "Selling Shareholders."


     The Common Stock of the Company is traded on the American Stock Exchange under the symbol "HEI." On March 20, 1998, the last reported sale price of the Common Stock on the American Stock Exchange was $45.00.
                               ----------------
           SEE "RISK FACTORS" BEGINNING ON PAGE 5 IN THE PROSPECTUS
              FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                  CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
                          COMMON STOCK OFFERED HEREBY.
                               ----------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS CRIMINAL OFFENSE.
                               ----------------
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 March 23, 1998

                               TABLE OF CONTENTS

                                                            PAGE
                                                           -----
Available Information ....................................   2
Incorporation of Certain Documents by Reference ..........   2
The Company ..............................................   3
Risk Factors .............................................   5
Selling Shareholders .....................................  10
Plan of Distribution .....................................  10
Legal Matters ............................................  11
Experts ..................................................  11
Additional Information ...................................  11

                                --------------
                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 5th Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at: http://www.sec.gov. The Company's Common Stock is traded on the American Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.
                                --------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) The Company's Registration Statement on Form S-3 dated November 7,
         1997;

     (2) The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended October 31, 1997;

     (3) The Company's Quarterly Report on Form 10-Q for the three months ended January 31, 1998;

     (4) The Company's definitive Proxy Statement, dated February 16, 1998, filed in connection with the Company's 1998 Annual Meeting of Shareholders; and

     (5) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under
         Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Chief Financial Officer, HEICO Corporation, 3000 Taft Street, Hollywood, Florida, 33021, telephone number (954) 987-4000.

                                  THE COMPANY

     The following summary is qualified in its entirety by the more detailed information contained in this Prospectus and all other information, including the financial information and statements and notes thereto, incorporated herein by reference.

GENERAL

     The Company is one of the world's largest non-OEM manufacturers of FAA-approved jet engine replacement parts and a market leader in the sale of certain ground support equipment ("GSE") to the airline and defense industries. The Company's Flight Support Group, which currently accounts for approximately 65% of the Company's revenues, operates in the jet engine service market through (i) the research and development, design, manufacture and sale of FAA-approved jet engine replacement parts in direct competition with original equipment manufacturers ("OEMs"), (ii) the repair, maintenance and overhaul of jet engine and airframe components, and (iii) the manufacture of specialty aviation and defense component parts as a subcontractor for OEMs and the U.S. government. The Company's Ground Support Group, which currently accounts for approximately 35% of the Company's revenues, manufactures various types of GSE, including ground power, air start and air conditioning units, as well as certain electronic equipment for commercial airlines and military agencies.

     In September 1997, the Company purchased Northwings, an FAA-authorized repair and overhaul facility that services aircraft engine parts and airframe accessories, including fuel, hydraulic and pneumatic components. The purchase price for Northwings was $10.5 million, consisting of approximately $7.0 million in cash and 232,360 shares of the Company's Common Stock. In the nine months ended June 30, 1997, Northwings had revenues of approximately $6.4 million and operating income of approximately $1.9 million.

     In October 1997, the Company entered into a strategic alliance with Lufthansa Technik AG ("Lufthansa"), the technical subsidiary of Lufthansa German Airlines, whereby Lufthansa invested approximately $26 million in the Company's Flight Support Group, including approximately $16 million to be paid to the Flight Support Group over three years pursuant to a research and development cooperation agreement which will partially fund accelerated development of additional FAA-approved replacement parts for jet engines. In addition, Lufthansa and the Flight Support Group agreed to cooperate regarding technical services and marketing support for jet engine parts on a worldwide basis.

     Through a combination of internal growth and acquisitions, the Company increased revenues 84% from $34.6 million for the year ended October 31, 1996 to $63.7 million for the year ended October 31, 1997, and earnings per share from continuing operations increased 78% from $0.41 per share for the year ended October 31, 1996 to $.73 for the year ended October 31, 1997.

     The Company's core strategy is to provide domestic and foreign commercial air carriers (passenger and cargo) and aircraft repair (airmotive) companies with an FAA-approved alternative source for certain jet engine parts at substantial savings to the prices charged for functionally identical parts by the respective jet engine OEMs which have historically been the sole source for such replacement parts. The Company estimates the annual market for jet engine repair, refurbishment and overhaul to be approximately $6.5 billion, of which approximately $4.0 billion reflects annual sales of jet engine replacement parts. The Company estimates that the annual worldwide commercial GSE market is approximately $1.5 billion and believes that the GSE market is highly fragmented, with a significant number of participants supplying only one or two types of equipment.


RECENT DEVELOPMENTS

     At the Company's 1998 Annual Meeting of Shareholders held on March 17, 1998, the shareholders re-elected the current Board of Directors and approved the following proposals:

      1. An amendment to the Company's 1993 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable thereunder from 1,282,500 shares to 1,682,500 shares.

      2. An amendment to Article III of the Company's Articles of Incorporation (the "Articles") to increase the number of authorized shares of Common Stock from 20,000,000 shares to 30,000,000 shares.

      3. An amendment to Article III of the Company's Articles (the "Dual Class Amendment") to add to the Company's authorized capital stock 30,000,000 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), having 1/10th vote per share.

     On March 19, 1998 the Company caused to be filed with the Secretary of State of the State of Florida Articles of Amendment providing for the amendments to Article III set forth above, whereupon such amendments became immediately effective. On March 19, 1998, the Board of Directors declared a dividend, payable on April 23, 1998 to Common Stock holders of record on April 9, 1998, of one share of Class A Common Stock for each two outstanding shares of Common Stock.

     Unless the context otherwise requires, the terms "Company" and "HEICO" as used in this Prospectus refer to HEICO Corporation, its predecessors and subsidiaries. The Company's principal executive offices are located at 3000 Taft Street, Hollywood, Florida 33021, and its telephone number is (954) 987-4000.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income by weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

     The following table presents selected financial data which includes earnings per share amounts calculated in accordance with SFAS 128. The table includes all periods for which earnings per share amounts were previously presented in the Company's Annual Report on Form 10-K, as amended, for the year ended October 31, 1997, and Quarterly Report on Form 10-Q for the three months ended January 31, 1998 which are incorporated by reference herein.

                                                       FISCAL YEAR ENDED OCTOBER 31,
                                 --------------------------------------------------------------------------
                                      1993           1994           1995           1996           1997
                                 -------------- -------------- -------------- -------------- --------------
                                              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Net Sales ......................  $     19,856   $     19,212   $     25,613   $     34,565   $     63,674
Net Income .....................  $        984   $      1,851   $      2,695   $      9,892   $      7,019
Net Income Per Share
 --Basic .......................  $       0.13   $       0.25   $       0.36   $       1.27   $       0.87
 --Diluted .....................  $       0.12   $       0.24   $       0.34   $       1.11   $       0.73
Shares Used in Computation
 --Basic .......................     7,667,281      7,472,748      7,538,238      7,786,389      8,026,906
 --Diluted .....................     7,785,294      7,567,444      7,953,555      8,854,726      9,612,205
Net Proforma Income Per Share(1)
 --Basic .......................  $       0.09   $       0.17   $       0.24   $       0.85   $       0.58
 --Diluted .....................  $       0.08   $       0.16   $       0.23   $       0.74   $       0.49
Shares Used in Proforma Computation(1)
 --Basic .......................    11,500,922     11,209,122     11,307,357     11,679,584     12,040,359
 --Diluted .....................    11,677,941     11,351,166     11,930,333     13,282,089     14,418,308



                                      THREE MONTHS ENDED
                                          JANUARY 31,
                                 -----------------------------
                                      1997           1998
                                 -------------- --------------
                                          (UNAUDITED)
                                   (IN THOUSANDS OF DOLLARS,
                                        EXCEPT PER SHARE
                                             DATA)
Net Sales ......................  $     14,267   $     19,783
Net Income .....................  $      1,594   $      2,282
Net Income Per Share
 --Basic .......................  $       0.20   $       0.28
 --Diluted .....................  $       0.17   $       0.22
Shares Used in Computation
 --Basic .......................     7,930,070      8,289,377
 --Diluted .....................     9,413,488     10,206,517
Net Proforma Income Per Share(1)
 --Basic .......................  $       0.13   $       0.18
 --Diluted .....................  $       0.11   $       0.15
Shares Used in Proforma Computation(1)
 --Basic .......................    11,895,105     12,434,066
 --Diluted .....................    14,120,232     15,309,776

----------------
(1) Proforma Net Income Per Share and Shares Used in Proforma Computation give retroactive effect to the Class A Common Stock dividend declared March 19, 1998 (see Recent Developments).

                                  RISK FACTORS


     IN ADDITION TO THE OTHER INFORMATION CONTAINED AND/OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.


     THIS PROSPECTUS (INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE) CONTAINS STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE EXCHANGE ACT. THE WORDS "EXPECT," "ESTIMATE," "ANTICIPATE," "PREDICT," "BELIEVE" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS, OR ITS OFFICERS WITH RESPECT TO, AMONG OTHER THINGS: (I) TRENDS AFFECTING THE AVIATION INDUSTRY GENERALLY AND THE SEGMENTS IN WHICH THE COMPANY OPERATES; AND (II) THE COMPANY'S BUSINESS AND GROWTH STRATEGIES, INCLUDING ITS RESEARCH AND DEVELOPMENT PLANS, ITS MANUFACTURE OF ADDITIONAL REPLACEMENT PARTS AND POTENTIAL ACQUISITIONS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED IN THE FORWARD-LOOKING STATEMENTS, AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH BELOW.


DEPENDENCE ON AVIATION INDUSTRY


     The Company's operations are focused on the design, manufacture and sale of jet engine replacement parts, repair and overhaul services on certain jet engine and aircraft parts and the design and manufacture of GSE. Because the Company's customers consist of aircraft operators, repair and overhaul facilities that service aircraft operators, OEMs and the United States government, the Company's business is impacted by the economic factors which generally affect the aviation industry. When such factors adversely affect the aviation industry, they tend to reduce the overall demand for jet engine replacement parts, causing downward pressure on pricing and increasing the credit risk associated with conducting business with industry participants. There can be no assurance that economic and other factors which affect the aviation industry will not have a material adverse effect on the Company's business, financial condition and results of operations.


     A number of the Company's existing and prospective customers are domestic and foreign passenger airlines, freight carriers and aircraft leasing companies, or service providers to such companies, all of which may suffer from the factors which adversely affect the aviation industry. As a result, certain of these customers may pose credit risks to the Company. The Company's inability to collect receivables from a substantial sale could adversely affect the Company's financial position and results of operations for a particular period. Although the Company's bad debt loss was less than 1.0% of sales for the year ended October 31, 1997, there can be no assurance that the Company will not incur significant bad debt losses in the future.


GOVERNMENT REGULATION


     The repair and overhaul of aircraft engines is highly regulated by governmental agencies throughout the world, including the FAA, and is supplemented by guidelines established by OEMs which generally require that engines be overhauled and certain engine parts be replaced after a certain number of flight hours or cycles (take-offs and landings).


     The jet engine replacement parts that the Company sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements, as well as meet certain standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries are generally satisfied by compliance with FAA requirements. If material authorizations or approvals were revoked or suspended, the operations of the Company would be adversely affected. There can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have an adverse impact on the Company.


DEPENDENCE ON THE JT8D AIRCRAFT ENGINE AFTERMARKET


     The Company's business, financial condition and results of operations are substantially influenced by the JT8D aircraft engine and engine parts. Approximately 51% of the Company's net sales during the year ended October 31, 1997 consisted of sales of replacement parts or repair and overhaul services for the JT8D aircraft engine.


     The aftermarket for JT8D aircraft engine parts is substantially influenced by supply and demand. A significant increase in supply, as a result of an unanticipated wind-down or liquidation of an air carrier operating a large number of JT8D aircraft engines, or a reduction of demand, as a result of a change in preferences or the imposition of regulations affecting the use of JT8D aircraft engines, could have a material adverse effect on the Company's business, financial condition and results of operations. For example, the FAA and the European Union have implemented noise reduction regulations which reduce the number of older model JT8D aircraft engines which may be operated in the United States and the member nations of the European Union, respectively, unless noise reduction equipment, known as "hush-kits," are added to the aircraft engines. Additional noise restriction quotas imposed by communities surrounding certain major European cities further restrict the operation of hush-kitted aircraft engines in those markets. Failure to hush-kit JT8D aircraft engines could significantly reduce the demand for JT8D aircraft engines, resulting in a potential oversupply of JT8D aircraft engines and engine parts which could decrease the value of the Company's inventory and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that aircraft operators will hush-kit their remaining older model JT8D aircraft engines rather than replace them with newer, quieter aircraft engines. Furthermore, other regulations in both the United States and the European Union impose more stringent inspection, upgrading, maintenance and retrofit requirements on aging aircraft and aircraft engines which increase the cost of operating older model aircraft and aircraft engines. In addition, the United States Environmental Protection Agency (the "EPA") and various agencies of the European Union have sought the adoption of stricter standards limiting the emissions of nitrous oxide from aircraft engines. If such measures are adopted, the utilization of JT8D aircraft engines could become substantially more costly in the event modifications must be made to bring aircraft engines into compliance.


     As a result of its focus on the JT8D aircraft engine, the Company has limited experience with engine parts for other aircraft engine types. It will be necessary for the Company to expand its business to other aircraft engine types in preparation for the eventual decline in the JT8D aircraft engine aftermarket. There can be no assurance that the Company will be able to profitably expand into new markets with other aircraft engines or that structural differences in those emerging after markets will allow the Company to achieve acceptable levels of net sales and gross profit.


COMPETITION


     The Company faces significant competition in each of its businesses. The Company's replacement parts divisions compete primarily with the industry's leading jet engine OEMs. The overhaul and repair divisions of the Company's Flight Support Group compete with (i) major commercial airlines, many of which operate their own maintenance and overhaul units, (ii) OEMs, which manufacture, repair and overhaul their own parts and (iii) other independent service companies. The Company's Ground Support Group competes in a highly fragmented marketplace with a small number of well capitalized companies.


     The aviation aftermarket supply industry is highly fragmented, has several highly visible leading companies and is characterized by intense competition. Certain of the Company's competitors have substantially greater name recognition, complementary lines of business and financial, marketing and other resources than the Company. In addition, OEMs, aircraft maintenance providers, leasing companies and FAA-certificated repair facilities may vertically integrate into the supply industry, thereby significantly increasing industry competition. Moreover, smaller competitors of the Company may be in a position to offer more attractive pricing of parts as a result of lower labor costs or other factors. A variety of potential actions by any of the Company's competitors, including a reduction of product prices or the establishment by competitors of long-term relationships with new or existing customers, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will continue to compete effectively against present or future competitors or that competitive pressures will not have a material and adverse effect on the Company's business, financial condition and results of operations.


LITIGATION


     In November 1989, the Flight Support Group was named a defendant in a complaint filed by United Technologies Corporation ("UTC") in the United States District court for the Southern District of Florida. The complaint, as amended in 1995, alleged infringement of a patent, misappropriation of trade secrets and unfair competition relating to certain jet engine parts and coatings sold by the Flight Support Group in competition with Pratt & Whitney, a division of UTC and sought damages of approximately $30.0 million. In August 1997, a Motion for Summary Judgment filed by the Company on a portion of the lawsuit was granted by the United States District Court Judge. The Summary Judgment dismissed UTC's claims for misappropriation of trade secrets and unfair competition, finding that Florida's statute of limitations bars such claims. In September 1997, UTC served a Motion for Reconsideration of the Court's Motion for Summary Judgment. In October 1997, UTC's Motion for Reconsideration was denied. On January 27, 1998, a Motion for Summary Judgment filed by the Company on the sole remaining count in UTC's complaint (for patent infringement) was granted by the United States District Court Judge. The Summary Judgment dismissed UTC's remaining claim, finding that the Company did not infringe UTC's patent. As a result of these rulings, the only claims currently pending are the Company's counterclaims against UTC. UTC may challenge these rulings in further court proceedings. The Company intends to vigorously pursue its counterclaims. The ultimate outcome of this litigation is not certain at this time and no provision for litigation costs and/or gain or loss, if any, has been made in the consolidated financial statements. The legal costs, management efforts and other resources that have been and could continue to be incurred by the Company are substantial. There can be no assurance that the lawsuit will not have a material adverse effect on the Company's business, results of operations or financial condition.


PRODUCT LIABILITY AND CLAIMS EXPOSURE


     The Company's jet engine replacement parts and repair and overhaul services expose it to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by the Company. The commercial aviation industry is prone to catastrophic losses which often exceed policy limits. While the Company believes that its liability insurance is adequate to protect it from such liabilities and no material claims related to such liabilities have been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. An uninsured or partially insured claim, or a claim for which third-party indemnification is not available, could have a material adverse effect upon the Company. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could have a material adverse effect on the business, financial condition or results of operations of the Company.


MANAGEMENT OF GROWTH


     The Company has experienced rapid growth in recent years and intends to continue to pursue an aggressive growth strategy, both through acquisitions and internal expansion of its products and services. The growth experienced by the Company to date has placed, and could continue to place, significant demands on the Company's administrative and operational resources. There can be no assurance that the Company will be able to achieve growth effectively or manage any such growth successfully, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.


     A key element of the Company's strategy has been, and continues to be, growth through the acquisition of additional companies engaged in the aviation industry. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital. In addition, growth by acquisitions involves risks that could adversely affect the Company's operating results, including diversion of management's attention, difficulties in integrating the operations and personnel of acquired companies, the amortization of acquired intangible assets and the loss of key employees of acquired companies. There can be no assurance that the Company will be able to obtain the capital necessary to pursue its acquisition strategy, consummate acquisitions on satisfactory terms or, if any such acquisitions are consummated, satisfactorily integrate such acquired businesses into the Company. In addition, future acquisitions could result in the use of a significant portion of the Company's available cash, or if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's shareholders.


ENVIRONMENTAL LIABILITIES


     The Company's business operations and facilities are subject to a number of federal, state and local environmental laws and regulations. Although the Company believes that its operations and facilities are in material compliance with such laws and regulations, there can be no assurance that future changes in such laws, regulations or interpretations thereof or the nature of the Company's operations will not require the Company to make significant additional capital or operating expenditures, or changes in operational procedures to ensure compliance in the future. The Company does not maintain environmental liability insurance, and if the Company were required to pay the expenses related to any environmental liabilities, such expenses could have a material adverse effect on the business, financial condition or results of operations of the Company.


CUSTOMER CONCENTRATION


     Although no individual customer directly accounted for more than 10% of the Company's combined net sales during the fiscal year ended October 31, 1997, the Company's net sales to its five largest customers accounted for approximately 34% of total net sales. The continuing consolidation of various segments of the aviation industry, including vertical integration of OEMs and repair and overhaul businesses, could significantly increase the concentration of the Company's customer base. The loss of, or significant curtailments of purchases by, the Company's significant customers could have a material adverse effect on the Company's business, financial condition and results of operations.


TECHNOLOGICAL DEVELOPMENTS


     The aviation industry is constantly undergoing development and change and, accordingly, it is likely that new products, equipment and methods of repair and overhaul service will be introduced in the future. In order to keep pace with any new developments, the Company may need to expend significant capital to purchase new equipment and machines, to train its employees in the new methods of production and service or to conduct research and development activities. There can be no assurance that the Company will be successful in developing new products or that such capital expenditures will not have a material adverse effect on the Company. In addition, the Company's competitors may develop methodologies that could potentially preclude the Company from the design and manufacture of certain jet engine replacement parts and, as a result, could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL


     The Company's success is substantially dependent on the performance, contributions and expertise of its senior management team, as well as engineering and other technical employees. The loss of the services of any of its executive officers or other key employees or the Company's inability to continue to attract, retain or motivate the necessary personnel could have a material adverse effect on the business, financial condition and results of operations of the Company.


CONTROL BY PRINCIPAL SHAREHOLDERS


     As of the date of this Prospectus, the Company's executive officers and entities controlled by the Company's executive officers, the Company's 401(k) Plan, and members of the Board of Directors collectively, beneficially own approximately 41% of the Company's outstanding Common Stock. Accordingly, such persons will be able to substantially influence the election of members of the Company's Board of Directors and the control of the business, policies and affairs of the Company.


FACTORS INHIBITING TAKEOVER


     Certain provisions of the Company's Articles and Bylaws may be deemed to have anti-takeover effects and may discourage, delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions (i) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings, (ii) provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors (the "Board"), the President of the Company or by a majority of the Board,
(iii) authorize the issuance of 10,000,000 shares of preferred stock with such designations, rights, preferences and limitations as may be determined from time to time by the Board, and (iv) authorize the issuance of 30,000,000 shares of Class A Common Stock having 1/10th vote per share. Accordingly, the Board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting powers or other rights of holders of the Company's Common Stock, as well as issue Class A Common Stock, which could help maintain existing shareholders' voting power and deter or frustrate takeover attempts of the Company that a holder of Common Stock might consider in his best interest. In addition, in November 1993, the Company declared a distribution of a preferred stock purchase right (the "Rights") for each outstanding share of Common Stock. Such Rights trade with the Common Stock and are not exercisable or transferable apart from the Common Stock until a person or group acquires 15% or more of the outstanding Common Stock or commence or announce an intention to commence a tender offer for 30% or more of the outstanding Common Stock. The Rights, which expire on November 2, 2003, will cause substantial dilution to a person or a group who attempts to acquire the Company on terms not approved by the Board or who acquires 15% or more of the outstanding Common Stock without approval of the Board. Furthermore, certain provisions of the Florida Business Corporation Act may be deemed to have the effect of delaying, deferring or preventing a change in control of the Company.



                                USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale of shares of Common Stock being offered by the Selling Shareholders hereunder. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $44,000.

                              SELLING SHAREHOLDERS


     The following table sets forth information regarding the ownership of the Company's Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale of all of the Shares offered hereby. All of the Shares were issued by the Company in connection with the acquisition of Northwings. No Selling Shareholder has had any position, office or other material relationship with the Company (other than in connection with the Northwings acquisition) within the past three years.



                                 OWNERSHIP PRIOR TO    NUMBER OF SHARES    OWNERSHIP AFTER
                                    THE OFFERING        OFFERED HEREBY       THE OFFERING
                                --------------------- ------------------ --------------------
NAME AND ADDRESS                 SHARES   PERCENTAGE                      SHARES   PERCENTAGE
----------------                -------- ------------                    -------- -----------
Ramon Portela(1)(2) ........... 96,460        1.2%         96,460           0         0%
Otto Neuman(1)(3) ............. 95,901        1.2          95,901           0          0
Humberto Aleman(1)(4) ......... 26,229          *          26,229           0          0

----------------
 *  Represents ownership of less than 1%.

(1) The Selling Shareholder is a former shareholder of Northwings. The Selling Shareholder is participating in this offering pursuant to contractual registration rights granted by the Company to Messrs. Portela and Neuman in connection with the acquisition of Northwings. The Selling Shareholders have indicated to the Company that they presently intend to retain ownership of a substantial portion of the Shares. The Company has agreed to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the Registration Statement of which this Prospectus is a part and fees and disbursements of counsel for the Company and its independent public accountants.

(2) Mr. Portela's address is 6990 N.W. 35th Avenue, Miami, Florida 33147.

(3) Mr. Neuman's address is 4531 S.W. 142nd Place, Miami, Florida 33175.

(4) Mr. Aleman's address is 8290 S.W. 99th Street, Miami, Florida 33156.


                              PLAN OF DISTRIBUTION


     The Selling Shareholders may sell the Shares offered hereby in one or more transactions (which may include "block" transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell the Shares to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom they may act as agent or to whom they sell as principals, or both. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.


     To the extent required, the number of Shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in a supplement to this Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act.


     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.


     The Company will receive no portion of the proceeds from the sale of the Shares and will bear all expenses related to the registration of this offering of the Shares but will not pay for any underwriting commissions, fees or discounts, if any. The Selling Shareholders will also be indemnified by the Company against certain civil liabilities, including certain liabilities which may arise under the Securities Act.



                                 LEGAL MATTERS


     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida.



                                    EXPERTS


     The financial statements included and incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended October 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C., upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The estimated expenses in connection with the offering are as follows:


Securities and Exchange Commission Registration Fee ....................................    $ 2,733
Legal Fees and Expenses ................................................................    $15,000
Accounting Fees and Expenses ...........................................................    $10,000
AMEX Filing Fee ........................................................................    $ 3,500
Blue Sky Qualification Fees and Expenses ...............................................    $   500
Printing and Engraving Expenses ........................................................    $10,000
Fees and Expenses (including Legal Fees) for qualifications under State Securities Laws.    $   500
Registrar and Transfer Agents Fees and Expenses ........................................    $   500
Miscellaneous ..........................................................................    $ 1,267
                                                                                            -------
  Total ................................................................................    $44,000
                                                                                            =======

     All amounts except the Securities and Exchange Commission registration fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The Registrant has entered or will enter into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.


     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


ITEM 16. EXHIBITS


 EXHIBIT
 NUMBER                                          DESCRIPTION
--------                                         -----------
 2.1       Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of
           March 22, 1993, by and among HEICO Corporation, HEICO Industries, Corp. and New
           HEICO, Inc. is incorporated by reference to Exhibit 2.1 to the Company's Registration
           Statement on Form S-4 (Registration No. 33-57624) Amendment No. 1 filed on March 19,
           1993.*
 2.2       Stock Purchase Agreement, dated June 20, 1996, by and among HEICO Corporation,
           MediTek Health Corporation and U.S. Diagnostic Inc. is incorporated by reference to
           Exhibit 2 to the Form 8-K dated July 11, 1996.*

 EXHIBIT
 NUMBER                                               DESCRIPTION
--------                                              -----------
 2.3       Stock Purchase Agreement, dated as of September 16, 1996, by and between HEICO
           Corporation and Sigmund Borax is incorporated by reference to Exhibit 2 to the Form 8-K dated September 16, 1996.*
 2.4       Stock Purchase Agreement dated July 25, 1997, among HEICO Corporation, N.A.C.
           Acquisition Corporation, Northwings Accessories Corporation, Ramon Portela and Otto
           Newman (without schedules) is incorporated by reference to Exhibit 2 to Form 8-K dated
           September 16, 1997.*
 3.1       Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3.1 to the
           Company's Registration Statement on Form S-4 (Registration No. 33-57624) Amendment
           No. 1 filed on March 19, 1993.*
 3.2       Articles of Amendment of the Articles of Incorporation of the Registrant, dated April 27,
           1993, are incorporated by reference to Exhibit 3.2 to the Company's Registration Statement
           on Form 8-B dated April 29, 1993.*
 3.3       Articles of Amendment of the Articles of Incorporation of the Registrant, dated November 3,
           1993, are incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended
           October 31, 1993.*
 3.4       Articles of Amendment of the Articles of Incorporation of the Registrant, dated March 19,
           1998.**
 3.5       Bylaws of the Registrant are incorporated by reference to Exhibit 3.4 to the Form 10-K for the year ended October 31, 1996.*
 4.0       The description and terms of Preferred Stock Purchase Rights are set forth in a Rights
           Agreement between the Company and SunBank, N.A., as Rights Agent, dated as of
           November 2, 1993, incorporated by reference to Exhibit 1 to the Form 8-K dated
           November 2, 1993.*
 5.1       Opinion of Greenberg Traurig Hoffman Rosen Lipoff & Quentel, P.A. as to the validity of the Common Stock being registered.**
10.1       Loan Agreement, dated March 1, 1988, between HEICO Corporation and Broward County,
           Florida is incorporated by reference to Exhibit 10.1 to the Form 10-K for the year ended
           October 31, 1994.*
10.2       SunBank Reimbursement Agreement, dated February 28, 1994, between HEICO Aerospace
           Corporation and SunBank/South Florida, N.A. is incorporated by reference to Exhibit 10.2 to the Form 10-K for the year ended October 31, 1994.*
10.3       Amendment, dated March 1, 1995, to the SunBank Reimbursement Agreement dated
           February 28, 1994 between HEICO Aerospace Corporation and SunBank/South Florida,
           N.A. is incorporated by reference to Exhibit 10.3 to the Form 10-K from the year ended
           October 31, 1995.*
10.4       Loan Agreement, dated February 28, 1994, between HEICO Corporation and SunBank/
           South Florida, N.A. is incorporated by reference to Exhibit 10.3 to the Form 10-K for the year ended October 31, 1994.*
10.5       The First Amendment, dated October 13, 1994, to Loan Agreement dated February 28, 1994 between HEICO Corporation and SunBank/South Florida, N.A. is incorporated by reference to Exhibit 10.4 to the Form 10-K for the year ended October 31, 1994.*
10.6       Second Amendment, dated March 1, 1995, to the Loan Agreement dated February 28, 1994 between HEICO Corporation and SunBank/South Florida, N.A. is incorporated by reference to Exhibit 10.6 to the Form 10-K for the year ended October 31, 1995.*
10.7       Third Amendment, dated September 16, 1997, to Loan Agreement dated February 28, 1994 between HEICO Corporation and SunTrust Bank, South Florida, National Association is
           incorporated by reference to Exhibit 10.7 to the Form 10-K/A for the year ended October 31,
           1997.*

  EXHIBIT
  NUMBER                                              DESCRIPTION
----------                                            -----------
 10.8        Fourth Amendment, dated December 1, 1997, to Loan Agreement dated February 28, 1994 between HEICO Corporation and SunTrust Bank, South Florida, National Association is
             incorporated by reference to Exhibit 10.8 to Form 10-K/A for the year ended October 31,
             1997.*
 10.9        Loan Agreement, dated March 31, 1994, between HEICO Corporation and Eagle National
             Bank of Miami is incorporated by reference to Exhibit 10.5 to the Form 10-K for the year ended October 31, 1994.*
 10.10       The First Amendment, dated May 31, 1994, to Loan Agreement dated March 31, 1994 between HEICO Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.6 to the Form 10-K for the year ended October 31, 1994.*
 10.11       The Second Amendment, dated August 9, 1995, to the Loan Agreement dated March 31,
             1994 between HEICO Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.9 to the Form 10-K for the year ended October 31, 1995.*
 10.12       Second Loan Modification Agreement, dated February 27, 1997, between HEICO
             Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.3 to the Form 10-Q for the three months ended April 30, 1997.*
 10.13       Third Loan Modification Agreement, dated February 6, 1998, between HEICO Corporation and Eagle National Bank of Miami is incorporated by reference to Exhibit 10.1 to the
             Form 10-Q for the three months ended January 31, 1998.
 10.14       Loan Agreement, dated October 1, 1996, between HEICO Aerospace Corporation and
             Broward County, Florida is incorporated by reference to Exhibit 10.10 to the Form 10-K for the year ended October 31, 1996.*
 10.15       SunTrust Bank Reimbursement Agreement, dated October 1, 1996, between HEICO
             Aerospace Corporation and SunTrust Bank, South Florida, N.A. is incorporated by reference to Exhibit 10.11 to the Form 10-K for the year ended October 31, 1996.*
 10.16       HEICO Savings and Investment Plan and Trust, as amended and restated effective January 2,
             1987 is incorporated by reference to Exhibit 10.2 to the Form 10-K for the year ended
             October 31, 1987.*
 10.17       HEICO Savings and Investment Plan, as amended and restated December 19, 1994, is incorporated by reference to Exhibit 10.11 to the Form 10-K for the year ended October 31,
             1994.*
 10.18       HEICO Corporation 1993 Stock Option Plan, as amended.**
 10.19       HEICO Corporation Combined Stock Option Plan, dated March 15, 1988, is incorporated by reference to Exhibit 10.3 to the Form 10-K for the year ended October 31, 1989.*
 10.20       Non-Qualified Stock Option Agreement for Directors, Officers and Employees is
             incorporated by reference to Exhibit 10.8 to the Form 10-K for the year ended October 31,
             1985.*
 10.21       HEICO Corporation Directors' Retirement Plan, as amended, dated as of May 31, 1991, is incorporated by reference to Exhibit 10.19 to the Form 10-K for the year ended October 31,
             1992.*
 10.22       Key Employee Termination Agreement, dated as of April 5, 1988, between HEICO
             Corporation and Thomas S. Irwin is incorporated by reference to Exhibit 10.20 to the Form
             10-K for the year ended October 31, 1992.*
 10.23       Employment and Non-compete Agreement, dated as of September 16, 1996, by and between
             HEICO Corporation and Sigmund Borax is incorporated by reference to Exhibit 10.1 to the
             Form 8-K dated September 16, 1996.*
 10.24       Employment and Non-compete Agreement, dated as of September 16, 1996, by and between
             HEICO Corporation and Charles Kott is incorporated by reference to Exhibit 10.2 to the
             Form 8-K dated September 16, 1996.*
 10.25       Loan Agreement, dated as of March 1, 1997, between Trilectron Industries, Inc. and Manatee
             County, Florida is incorporated by reference to Exhibit 10.1 to the Form 10-Q for the three months ended April 30, 1997.*

  EXHIBIT
   NUMBER                                              DESCRIPTION
-----------                                            -----------
 10.26        Letter of Credit and Reimbursement Agreement, dated as of March 1, 1997, between
              Trilectron Industries, Inc., and First Union National Bank of Florida (excluding referenced exhibits) is incorporated by reference to Exhibit 10.2 to the Form 10-Q for the three months ended April 30, 1997.*
 10.27        Registration Rights Agreement, dated September 15, 1997, by and between HEICO
              Corporation and Ramon Portela is incorporated by reference to Exhibit 10.1 to Form 8-K dated September 16, 1997.*
 10.28        Employment and Non-compete Agreement dated September 16, 1997, by and between
              Northwings Accessories Corporation and Ramon Portela is incorporated by reference to
              Exhibit 10.2 to Form 8-K dated September 16, 1997.*
 10.29        Amendment to Registration and Sale Rights Agreement, dated as of December 24, 1996, by and among U.S. Diagnostic Inc. and Heico Corporation is incorporated by reference to
              Exhibit 10.22 to Form 10-K for the year ended October 31, 1996.*
 10.30        Assignment of Promissory Note by and between HEICO Corporation and Forum Capital
              Markets L.P. is incorporated by reference to Exhibit 10.3 to Form 8-K dated September 16,
              1997.*
 10.31        Amendment to 6 1/2% Convertible Note, dated as of December 24, 1996, by and among U.S.
              Diagnostic Inc. and HEICO Corporation is incorporated by reference to Exhibit 10.21 to
              Form 10-K for the year ended October 31, 1996.*
 10.32        Second Amendment to the 61/2% Convertible Note, dated September 10, 1997, by and among
              U.S. Diagnostic Inc., and HEICO Corporation is incorporated by reference to Exhibit 10.4 to
              Form 8-K dated September 16, 1997.*
 10.33        Stock Purchase Agreement, dated October 30, 1997, by and among HEICO Corporation,
              HEICO Aerospace Holdings Corp. and Lufthansa Technik AG is incorporated by reference to Exhibit 10.31 to Form 10-K/A for the year ended October 31, 1997.*
 10.34        Shareholders Agreement, dated October 30, 1997, by and between HEICO Aerospace
              Holdings Corp., HEICO Aerospace Corporation and all of the shareholders of HEICO
              Aerospace Holdings Corp. and Lufthansa Technik AG is incorporated by reference to
              Exhibit 10.32 to Form 10-K/A for the year ended October 31, 1997.*
 23.1         Consent of Greenberg Traurig Hoffman Rosen Lipoff & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1).**
 23.2         Consent of Deloitte & Touche LLP.**
 24.1         Reference is made to the Signatures section of this Registration Statement for the Power contained therein.**
   27         Financial Data Schedule**

----------------
  * Previously filed.
 ** Filed herewith.



ITEM 17. UNDERTAKINGS.


     (a) The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 23, 1998.

                                        HEICO CORPORATION.


                                        By: /s/ Laurans A. Mendelson
                                            ------------------------------------
                                             LAURANS A. MENDELSON,
                                             Chairman of the Board,
                                             President and Chief Executive
                                             Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Laurans A. Mendelson his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                              TITLE                       DATE
----------------------------------   ----------------------------------   ---------------
/s/ Laurans A. Mendelson             Chairman of the Board, President     March 23, 1998
  LAURANS A. MENDELSON               and Chief Executive Officer
                                     (principal executive officer)
/s/ Eric A. Mendelson                Vice President, President of         March 23, 1998
  ERIC A. MENDELSON                  HEICO Aerospace Corporation
                                     and Director
/s/ Victor H. Mendelson              Vice President, General Counsel      March 23, 1998
  VICTOR H. MENDELSON                and Director, President of
                                     HEICO Aviation Products Corp.
/s/ Thomas S. Irwin                  Executive Vice President and         March 23, 1998
  THOMAS S. IRWIN                    Chief Financial Officer
                                     (principal financial officer)
/s/ Jacob T. Carwile                 Director                             March 23, 1998
  JACOB T. CARWILE
/s/ Samuel L. Higginbottom           Director                             March 23, 1998
  SAMUEL L. HIGGINBOTTOM
/s/ Paul F. Manieri                  Director                             March 23, 1998
  PAUL F. MANIERI
/s/ Albert Morrison, Jr.             Director                             March 23, 1998
  ALBERT MORRISON, JR.
/s/ Dr. Alan Schriesheim             Director                             March 23, 1998
  DR. ALAN SCHRIESHEIM
/s/ Guy C. Shafer                    Director                             March 23, 1998
  GUY C. SHAFER

                               INDEX TO EXHIBITS


                                                                                                SEQUENTIALLY
                                                                                                  NUMBERED
 EXHIBIT                                       DESCRIPTION                                          PAGE
---------                                      -----------                                     -------------
 3.4        Articles of Amendment of the Articles of Incorporation of the Registrant, dated
            March 19, 1998.
 5.1        Opinion of Greenberg Traurig Hoffman Rosen Lipoff & Quentel, P.A. as to the
            validity of the Common Stock being registered.
10.18       HEICO Corporation 1993 Stock Option Plan, as amended.
23.2        Consent of Deloitte & Touche LLP.
  27        Financial Data Schedule